                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         LONE STAR CASINO CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                             LONE STAR CASINO CORPORATION

                      NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                             TO BE HELD ON JUNE 17, 1996


To All Stockholders in
Lone Star Casino Corporation

    A Special Meeting of Stockholders (the "Special Meeting") of Lone Star Casino Corporation, a Delaware corporation (the "Company"), will be held on Monday June 17, 1996 at the Omni Hotel in Houston, Texas at 9:00 a. m. local time for the purpose of considering and voting on the following matters:

    1. An amendment of the Certificate of Incorporation of the Company to change the name of the Company to "LS Capital Corporation" (the "Corporate Name Change").

    2. An amendment of the Certificate of Incorporation of the Company to effect a 1-for-25 reverse stock split (the "Reverse Stock Split") of the Company's Common Stock, $.01 par value per share ("Common Stock"), in which every twenty-five shares of Common Stock outstanding as of the effective date of the amendment will be converted into one share of Common Stock.

    3. The approval of issuances of Common Stock, in the discretion of the Board of Directors, to creditors of the Company (including officers and directors of the Company) in satisfaction of amounts owed by the Company (the "Discretionary Stock Issuances").

    4. Such other business as may properly come before the Special Meeting and any adjournment thereof.

    The Corporate Name Change, the Reverse Stock Split, the Discretionary Stock Issuances and other related matters are more fully described in the accompanying Proxy Statement and the exhibit thereto, which form a part of this Notice. All stockholders will be entitled to vote on all matters submitted for a vote at the Special Meeting. The Board of Directors has fixed the close of business on May 15, 1996 as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

    All stockholders of the Company are cordially invited to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, it is important that your shares be represented. Accordingly, please sign and date the enclosed Proxy Card and return it promptly in the envelope provided herewith. Even if you return a Proxy Card, you may revoke the proxies appointed thereby at any time prior to the exercise thereof by filing with the Chairman of the Board of the Company a written revocation or duly executed Proxy Card bearing a later date or by attendance and voting at the Special Meeting. Attendance at the Special Meeting will not, in itself, constitute revocation of the proxies.

                                  By Order of the Board of Directors,



                                  Paul J. Montle,
                                  Chairman of the Board
Houston, Texas
May 24, 1996


    PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POST-PAID ENVELOPE.

    PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

                             LONE STAR CASINO CORPORATION
                               ONE RIVERWAY, SUITE 2550
                                HOUSTON, TEXAS  77056
                                    (713) 960-9881


                                   PROXY STATEMENT

                                       GENERAL


    This Proxy Statement and the accompanying Proxy Card are furnished in connection with the solicitation of proxies by order of the Board of Directors of Lone Star Casino Corporation (the "Company") to be voted at the Special Meeting of Stockholders (the "Special Meeting"), to be held at the time and place, and for the purposes set forth in the accompanying notice. Such notice, this Proxy Statement and the Proxy Card are being mailed to Stockholders beginning on or about May 24, 1996.

    The Company will bear the costs of soliciting proxies. In addition to the solicitation made hereby, proxies may also be solicited by telephone, telegram or personal interview by officers of the Company. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in providing beneficial ownership information and in forwarding proxy material to beneficial owners of stock who have objected to the disclosure of information regarding them.

    All duly executed Proxy Cards received prior to the Special Meeting will be voted in accordance with the choices specified thereon, unless revoked in the manner provided hereinafter. As to any matter for which no choice has been specified on a Proxy Card, except with respect to broker non-votes, the related shares will be voted by the persons named therein (1) for each of the proposals described herein, and (2) in the discretion of such persons in connection with any other business that may properly come before the Special Meeting. Stockholders may revoke their proxy at any time prior to the exercise thereof by written notice to Mr. Paul J. Montle, Chairman of the Board of the Company, at the address of the Company stated above, by the execution and delivery of a later dated Proxy Card, or by attendance at the Special Meeting and voting their shares in person.

    As of the close of business on May 15, 1996, the record date (the "Record Date") for determining Stockholders entitled to vote at the Special Meeting, the Company had outstanding and entitled to vote 42,832,094 shares of Common Stock, and these shares are the only outstanding shares of the Company entitled to vote. Each share of Common Stock is entitled to one vote with respect to each matter to be acted upon at the meeting. Stockholders personally present, or represented by proxy, and holding more than one-third of the outstanding Common Stock will constitute a quorum. The Board of Directors expects that all shares of Common Stock owned by the Company's directors, officers and affiliates will vote to take the actions described in Proposals 1, 2 and 3 below. The number of these shares equals 3,254,272 constituting 7.6% of the total outstanding shares of Common Stock.

                                      PROPOSAL 1
                                CORPORATE NAME CHANGE

    At the Special Meeting, holders of shares of Common Stock will be asked to consider and vote upon a proposal to change the name of the Company from "Lone Star Casino Corporation" to "LS Capital Corporation" (the "Corporate Name Change"), by means of an amendment to the Company's Certificate of Incorporation. The Board of Directors has adopted resolutions approving the Corporate Name Change. If the proposed amendment to the Certificate of Incorporation is approved by the requisite number of shares of Common Stock entitled to vote at the Special Meeting, the Corporate Name Change and the proposed amendment to the Company's Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur shortly after Stockholder approval.

    When the Company was being organized, its organizers planned on locating the Company's headquarters in Houston, Texas and planned on establishing gaming facilities in Texas upon the legalization of gaming in such state. Because of the expected close ties with the state of Texas, the organizers of the Company selected the Company's current name because Texas is known as the "Lone Star State." However, the Company's initial gaming facility was located in Colorado, and during the Company's last fiscal year, the Company opened its facility in Tinian, the Commonwealth of the North Marianas Islands. The Vineyard Casino, a card club located in Fowler, California and in which the Company owns interests, opened on March 8, 1996. The Colorado, Tinian and Fowler facilities are currently the only facilities that the Company owns and operates or owns an interest in. Moreover, the Board of Directors believes that the state of Texas is unlikely to legalize gaming at any time in the foreseeable future. In view of the foregoing, the Board of Directors does not believe that the Company's current name is descriptive of the Company's business. Accordingly, the Board of Directors has decided that Article One of the Company's Certificate of Incorporation should be amended to change the Company's corporate name to "LS Capital Corporation", a name that will better reflect the Company's ownership of subsidiary gaming operations and interests, and possible future entry into non-gaming businesses.

    The Board of Directors believes that the Corporate Name Change, and accordingly the proposed amendment, are in the best interests of the Company and its Stockholders and recommends that the Stockholders approve the Corporate Name Change and the proposed amendment of the Company's Certificate of Incorporation.


    The affirmative vote of the holders of at a majority of the outstanding shares of Common Stock is required for approval of the Corporate Name Change and the proposed amendment of the Certificate of Incorporation.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE CORPORATE NAME CHANGE AND THE RELATED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

                                      PROPOSAL 2
                               THE REVERSE STOCK SPLIT

GENERAL

    At the Special Meeting, holders of shares of Common Stock will be asked to consider and vote upon a proposal to effect a 1-for-25 reverse stock split of the Common Stock (the "Reverse Stock Split"), by means of an amendment to the Company's Certificate of Incorporation. The Board of Directors has adopted resolutions approving the Reverse Stock Split. A copy of the Board of Director resolutions approving Reverse Stock Split is annexed to this Proxy Statement as Exhibit A. If approved by the stockholders of the Company, the Reverse Stock Split and related amendment to the Company's Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur shortly after Stockholder approval.

PRINCIPAL EFFECTS

    The Reverse Stock Split would reduce the number of outstanding shares of Common Stock to approximately one-twenty-fifth the number of shares outstanding prior to the Reverse Stock Split. Accordingly the Reverse Stock Split would decrease the number of outstanding shares of Common Stock to approximately 1.6 million shares. The Reverse Stock Split will not affect the proportionate equity interest in the Company of any holder of the Common Stock, subject to the provisions for the elimination of fractional shares as described below. If the Reverse Stock Split is approved, each outstanding share of Common Stock will be entitled to one vote at each meeting of stockholders of the Company, as is the case with each currently outstanding share. While a reduced number of outstanding shares of Common Stock could adversely affect the liquidity of the Common Stock, the Board of Directors does not believe that this is likely to happen.

    The Reverse Stock Split is not intended as an anti-takeover device and it is not expected to function unintentionally as one. The Company is not aware of any present efforts by any person to obtain control of the Company.

REASONS FOR THE REVERSE STOCK SPLIT

    The Board of Directors believes that the current market value of the Common Stock impairs the Company's ability to access the capital markets, and impairs the acceptability of the Common Stock by members of the investing public. Theoretically, the price of a stock should not, by itself, affect its marketability, the type of investor who acquires it, or the Company's reputation in the financial community. In practice this is not necessarily the case, as many institutional investors look upon low-priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Further, the Board of Directors believes that a lower per-share price will reduced the effective marketability of the Common Stock because of the reluctance of many leading brokerage firms to recommend low-priced stock to their clients. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Many brokerage firms also prohibit investors from purchasing on margin stocks that are trading below certain prices per share. Additionally, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stock because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced stock. Therefore, lower prices for the Common Stock may adversely affect anyone who wishes to acquire shares and holders who wish to liquidate their holdings.

    The Reverse Stock Split is intended to result in a higher per-share market price for the Common Stock, both now and in the future. Hopefully this will increase investor interest and eliminate the resistance of brokerage firms. However, there can be no assurance that the market price of a share of Common Stock after the Reverse Stock Split will be twenty-five times the market price before the Reverse Stock Split, that the marketability of the Common Stock will increase, or that the Reverse Stock Split will otherwise have the desired effects described.

    The Board of Directors desires to enhance the value of the Common Stock.
The Board of Directors believes that the value of the Common Stock will be significantly less, and efforts to enhance the value of the Common Stock will be impaired, if the Reverse Stock Split is not approved and implemented.

EXCHANGE OF STOCK CERTIFICATES AND ELIMINATION OF FRACTIONAL SHARE INTERESTS

    If the Reverse Stock Split is approved by the requisite number of shares of Common Stock entitled to vote at the Special Meeting, a Certificate of Amendment effecting the Reverse Stock Split will be filed in the Office of the Secretary of State of Delaware promptly after such approval. The Reverse Stock Split would become effective as of the close of business on the date of the filing of the Certificate of Amendment (such filing is referred to hereinafter as the "Filing"). Stockholders of the Company of record as of the Filing will then be furnished the necessary materials and instructions to effect the exchange of their certificates representing Common Stock outstanding prior to the Reverse Stock Split (referred to hereinafter as "Pre-Split Shares") for new certificates representing Common Stock after the Reverse Stock Split (referred to hereinafter as "Post-Split Shares"). Certificates representing Pre-Split Shares subsequently presented for transfer will not be transferred on the books and records of the Company but will be returned to the tendering person for exchange. Stockholders of the Company should not submit any certificates until requested to do so. In the event any certificate representing Pre-Split Shares is not presented for exchange upon request, any dividends which may be declared after June 30, 1996 with respect to the shares represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to a public official pursuant to the abandoned property laws will be paid to the holder thereof or his designee, without interest.

    No fractional shares will be issued. Accordingly, holders of Pre-Split Shares, both of record and beneficial, who would otherwise be entitled to receive a fractional Post-Split Share will receive cash in lieu thereof. The amount of cash to which such a holder will be entitled will be the product of the closing sale price of the Common Stock on the OTC Bulletin Board on the last trading day prior to the Filing, multiplied by the number of shares of Pre-Split Shares that would otherwise be converted into a fractional Post-Split Share.

DISSENTERS' RIGHTS

    Under Delaware corporation law and the Company's Certificate of Incorporation and bylaws, holders of Common Stock will not be entitled to dissenters' rights with respect to the Reverse Stock Split.

FEDERAL INCOME TAX CONSEQUENCES

    This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies). Stockholders are urged to consult their own tax advisors to determine the particular consequences to them of the Reverse Stock Split.

    The exchange of Pre-Split Shares for Post-Split Shares will not result in recognition of gain or loss for federal income tax purposes (except in the case of cash received for fractional shares as described below). Provided that a stockholder held the Pre-Split Shares as a capital asset, the Post-Split Shares received in exchange therefor will also be held as a capital asset and the holding period of the Post-Split Shares will include the stockholder's holding period for the Pre-Split Shares. The tax basis of the Post-Split Shares will be same as the tax basis of the Pre-Split Shares exchanged therefor.

    Holders of Pre-Split Shares who receive cash in lieu of a fractional share interest will be treated as if the Company had redeemed their fractional share interest. Provided that such redemption results in a reduction of such holder's percentage ownership interest in the Company (including for this purpose shares constructively owned), such holder will recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of the fractional share interest determined as described above. Such gain or loss will be capital gain or loss if such holder's Pre-Split Shares were held as a capital asset, and any such capital gain or loss will generally be long-term capital gain or loss to the extent such holder's holding period for his Pre-Split Shares exceeds twelve months.

    The Board of Directors believes that the Reverse Stock Split, and the proposed amendment, are in the best interests of the Company and its Stockholders and recommends that the Stockholders approve the Reverse Stock Split and the proposed amendment of the Company's Certificate of Incorporation.

    The affirmative vote of the holders of at a majority of the outstanding shares of Common Stock is required for approval of the Reverse Stock Split and the proposed amendment of the Certificate of Incorporation.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE REVERSE STOCK SPLIT AND THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

                                      PROPOSAL 3
                        APPROVAL OF ISSUANCES OF COMMON STOCK

    At the Special Meeting, holders of shares of Common Stock will be asked to consider and vote upon a proposal to approve issuances of Common Stock (the "Discretionary Stock Issuances"), in the discretion of the Board of Directors but subject to certain restrictions, to creditors of the Company (including officers and directors of the Company) in satisfaction of amounts owed by the Company to such creditors. Specifically, holders of shares of Common Stock will be asked to consider and approve resolutions (the "Discretionary Stock Issuances Resolutions"), a copy of which is annexed to this Proxy Statement as Exhibit B.

    The Company currently owes certain amounts to various persons, including certain officers and directors of the Company. With regard to amounts owed to officers and directors of the Company, on January 22, 1996, Kent E. Lovelace, Jr., a director of the Company, and Roger W. Cope, a director and the former President of the Company, each loaned $50,000 to the Company. These loans were originally due on July 19, 1996 and were originally secured by a leasehold interest in a Las Vegas, Nevada property that the Company then owned but now no longer owns. These loans bear interest at the current rate of 12% per annum.
No amounts have been paid on these loans. These loans were later secured by additional collateral consisting of (a) a $200,000 two-year promissory note convertible (at the option of the Company provided certain conditions are met) into 3% of the equity interests of the operator of the Vineyard Casino in Fowler, California, (b) a note receivable of approximately $180,000 owed by RMS Titanic, Inc. to the Company, and (c) 220,000 shares of stock in RMS Titanic, Inc. Messrs. Lovelace and Cope subsequently released their security interest in the 220,000 shares of stock in RMS Titanic, Inc. In addition to the loans made on January 22nd, Messrs. Lovelace and Cope each loaned to the Company $25,000, $10,000 and $10,000 on August 11, 1995, August 15, 1995 and November 22, 1995,
respectively. These loaned amounts are due upon demand, bear interest at a current rate of 12% per annum and are secured by the same collateral securing the January 22nd loans. No amounts have been paid on these loans. In consideration of these additional loans, each of Messrs. Lovelace and Cope were granted a perpetual royalty consisting of .006% of the gross revenues of the Tinian Casino (as defined below), and each of Messrs. Lovelace and Cope have received a total of $3,571 pursuant to these royalties. Moreover, on November 7, 1995, a trust (the "Montle Trust") for the benefit of Paul J. Montle, the Chairman of the Board and Chief Executive Officer of the Company, loaned $40,000 to the Company. This loan also is due upon demand, bears interest at a current rate of 12% per annum and is secured by the same collateral securing the January 22nd loans from Messrs. Lovelace and Cope. No amounts have been paid on this loan.

    Currently, the outstanding balance of these loans (including accrued interest) totals approximately $251,900. Of this amount, $104,750 is owed to Mr. Lovelace, $104,750 is owed to Mr. Cope, and $42,400 is owed to the Montle Trust. Of the $251,900 balance, $100,000 is currently in default, and the remaining $151,900 must be repaid upon demand.

    All of the proceeds from the loan described above were use by the Company for working capital for the Company's Casino located on the island of Tinian, the Commonwealth of the Northern Marianas Islands (the "Tinian Casino"). The Tinian Casino was closed in December 1995 for a variety of seasonal and operational reasons. The Tinian Casino was expected to reopen on January 5, 1996. However, the casino's permit to operate in its current facility expired on December 31, 1995, and the Company was not able to negotiate an extension of the permit by the time of its expiration. Although the Company is currently engaged in negotiations with the Tinian Casino Gaming Control Commission with a view to reactivating the casino's permit, the staunch position that this commission has taken (especially with regard to fees to be paid by the Company) is causing the Company to consider not reopening the Tinian Casino. A decision by the Company to reopen or not reopen the Tinian Casino may be made in the near future.

    On May 4, 1993, the Company loaned $500,000 to RMS Titanic, Inc. ("Titanic"). This loan was evidenced by a secured promissory note. In November 1993, the Company assigned to Glenville Properties Incorporated ("Glenville") all of its rights in, to and under the Titanic promissory note, which at the time of the assignment had an outstanding balance, including accrued interest, of $145,000. In exchange for the assignment of the Titanic promissory note and other items, Glenville issued a promissory to the Company in the amount of $185,000 which was due and payable on November 15, 1994. Glenville is an entity controlled by Paul J. Montle, the Chairman of the Board and Chief Executive Officer of the Company, who guaranteed repayment of the Glenville promissory note. The Company wanted to assign the Titanic promissory note because it appeared that litigation would arise out of such note and the Company did not want to be involved in any litigation as it was applying for a Nevada gaming license at the time of the assignment and would have had to report any such litigation to the Nevada gaming authorities. Glenville agreed to purchase the Titanic promissory note as an accommodation to the Company.

    The assignment of the Titanic promissory note was rescinded on October 19, 1995. The effect of the rescission was (a) to revest in the Company full right, title and interest in the Titanic promissory note and other items assigned, as if the original assignment of these items to Glenville had never occurred, and
(b) to cancel the Glenville promissory note and related personal guarantee. The Company and Glenville decided to rescind the transaction because Titanic was contesting the collectibility of the Titanic promissory note on the basis that it was not assignable. The rescission was viewed as essential in order to pursue the collection of the Titanic promissory note without the possibility of being hampered by a possibly dispositive affirmative defense. When the assignment of the Titanic promissory note was rescinded, Mr. Montle was owed by the Company accrued salary in an approximate amount of $26,000. The amount owed to Mr. Montle by the Company was not offset by the amount guaranteed by Mr. Montle because under Texas law regarding the payment of employee compensation, the Company was legally prohibited from offsetting the accrued salary, and with the entire transaction being rescinded, Mr. Montle's guarantee was no longer in effect or relevant. Glenville received no interest under the Titanic promissory note, and the Company did not require Glenville to pay any of the interest on the Glenville promissory note that otherwise had become due and payable. Moreover, while principal amount of the Glenville promissory note became due on November 15, 1994, the Company did not seek to enforce the payment of the Glenville promissory note because by the time such note became due it already appeared that the original assignment of the Titanic promissory note might have to be rescinded for the reasons stated above.

    In addition to the loaned amounts, the Company has accrued but not paid salaries to certain of its current and former officers currently approximating $137,208 ($114,375 to Mr. Montle and $22,833 to Mr. Cope). Because of a voluntary 50% reduction in these salaries effective August 1, 1996 by these officers, these accrued salaries are less that what they otherwise would have been. The officers owed these accrued salaries legally could demand payment of them at any time.

    As of the date hereof, none of the officers and directors owed loan amounts or accrued salaries has demanded payment of the amounts owed to them or otherwise threatened litigation. However, the officers and directors owed these amounts have no legal duty to refrain from exercising their legal rights to collect amounts owed to them. While management does not believe that the enforcement of the officers' and directors' respective rights to receive payment of the aforementioned amounts would have a material adverse effect on the Company, such enforcement could constrain the Company to take action that it would otherwise prefer to avoid. Moreover, these amount owed increase the liabilities on the Company's balance sheet. Currently, none of the officers and directors owed loan amounts or accrued salaries, nor any of their affiliates, is indebted to the Company for any amounts.

    The Company currently has, and may for the foreseeable future have, only limited amounts of cash. The Board of Directors believes that the issuance of Common Stock is a preferable approach for satisfying the amounts owed to the Company's creditors (including the Company's officers and directors) rather than attempting to satisfy these amounts by the payment of cash. The satisfaction of these amounts would eliminate the possible future assertion of claims and would reduce the level of liabilities on the Company's balance sheet.

    The Discretionary Stock Issuances Resolutions approve the issuance by the Company for one year after the date of their adoption of shares of Common Stock to persons (including officers and directors of the Company) owed amounts by the Company. The persons to be issued Common Stock, the number of shares to be issued to them, the terms, provisions and conditions upon which the Common Stock will be issued and the documentation memorializing the issuance are all within the sole discretion of the Board of Directors, subject to certain restrictions described in the following paragraph.

    The Discretionary Stock Issuances Resolutions require that any issuance of Common Stock to a director of the Company be approved by a majority of directors other than the director to be issued the Common Stock. Moreover, the Discretionary Stock Issuances Resolutions restrict the discretion of the Board of Directors by requiring that the number of shares of Common Stock being issued not have an aggregate market value at the time of issuance exceeding the amount being satisfied by the Common Stock if the Common Stock being issued is freely tradeable immediately after issuance, or not have an aggregate market value at the time of issuance twice the amount being satisfied by such issuance if the

Common Stock being issued is not freely tradeable immediately after issuance. The rationale for distinguishing between freely and non-freely tradeable stock is that in the case of non-freely tradeable stock the holder bears the risk of a decline in the value of the stock for a much greater period of time and as a consequence non-freely tradeable stock generally trades at a significant discount to freely tradeable stock. This has been the experience of the Company when it has sold Common Stock in private transactions, of which the Discretionary Stock Issuances is one. In recent private transactions, the Company has generally received for the sale only 50% of the then current market value of the Common Stock being sold. The restriction on the amount of Common Stock that may be issued places only a maximum amount of Common Stock that may be issued and does not require the Company to issue up to the maximum amount of the restriction. Once a person receives a Discretionary Stock Issuance, such person will not be issued any more Common Stock if the market value of the Common Stock declines, nor will such person be required to reconvey or otherwise forfeit any of the Common Stock issued to him if the market value of the Common Stock increases.

    If approved by the stockholders of the Company, the Discretionary Stock Issuances (if any) are expected to occur after the effectiveness of the Reverse Stock Split. Currently management owns approximately 7.6% of the outstanding Common Stock. If the Discretionary Stock Issuances Resolutions are approved and non-freely tradeable Common Stock in the maximum amount permitted by the Discretionary Stock Issuances is issued sufficient to satisfy all of the Company's obligations to the Company's officers and directors, the officers and directors of the Company are expected to then own approximately 19.4% of the outstanding Common Stock. This is based on the recent market aggregate market value of the Common Stock of approximately $5,850,000, and the issuance of Common Stock having an aggregate market value of approximately $780,000, the maximum amount that may be issued under the restrictions of the Discretionary Stock Issuances Resolutions. The percentage ownership interest of management resulting from the Discretionary Stock Issuances would be greater than the foregoing example if the market price of the Common Stock were to decline from its currents level. Regardless of the ultimate percentage ownership interest of management resulting from the Discretionary Stock Issuances, any increase in such ownership interest resulting from such issuances would diminish stockholders' current ability to remove management. In addition, the subsequent sale of the Common Stock issued in connection with the Discretionary Stock Issuances could have the effect of reducing the market price of the Common Stock. Moreover, the Company has recently filed with the U.S. Securities and Exchange Commission a Registration Statement on Form S-1 registering 4,475,728 shares of Common Stock which have been issued in certain private placements and 4,155,000 shares of Common Stock which may be issued pursuant to the exercise of outstanding warrants. The sale of the shares of Common Stock being registered could also have the effect of reducing the market price of the Common Stock.

    While the Discretionary Stock Issuances are expected to increase significantly the percentage ownership of management, the issuance of Common Stock to management in the manner contemplated by the Discretionary Stock Issuances Resolutions may be required to continue the involvement of management in the Company. The continued involvement of management in the Company is viewed as essential to the financial and operational viability of the Company. However, neither the approval of the Discretionary Stock Issuances Resolutions nor the continued involvement of management in the Company can guarantee the financial and operational viability of the Company. In addition, the example given in the preceding paragraph as to the percentage ownership of management after the Discretionary Stock Issuances represents the largest percentage ownership of management, and the maximum amount of dilution of existing shareholders, that may result from the Discretionary Stock Issuances, based on the current market price of the Common Stock.

    The Common Stock is traded on the OTC Bulletin Board under the symbol "LONE". On May 8, 1996, the last reported sale of the Common Stock was $.14 per share.

    The Discretionary Stock Issuances Resolutions need not be approved before the Company may legally issue Common Stock. However, the Discretionary Stock Issuances Resolutions are being submitted to the stockholders of the Company to comply with certain provisions of Section 144 of the Delaware General Corporation Law.

    Section 144 provides in relevant part that no transaction, between a corporation and one or more of its directors and officers in which the directors and officers involved have a financial interest, shall be void or voidable (1) solely for this reason, or (2) solely because the director or officer is present at or participates in the meeting of the board that authorizes the transaction, or (3) solely because their votes are counted for such purposes, so long as the material facts as to their interests and the transaction are disclosed or known to shareholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the shareholders. The Discretionary Stock Issuances are transactions in which certain officers and directors of the Company have a financial interest. At common law, transactions in which officers and directors had a financial interest were automatically void or could be automatically voided by shareholders, with little or no proof as to the unfairness of the transaction. Without compliance with Section 144, officers and directors involved in an interested transaction would bear a burden of clearly proving their utmost good faith and the most scrupulous inherent fairness of the transaction. Compliance with Section 144 shifts to objecting shareholders the burden of proving the unfairness of the interested transaction. The objecting shareholders' burden of proof may be a difficult burden to meet. Essentially, compliance or non-compliance with Section 144 affects the procedure as to who bears the burden of proof as to the fairness or unfairness of interested transaction. Delaware courts have stated that compliance with
Section 144 removes an "interested director cloud" or "taint", but it will not make a transaction immune to judicial scrutiny, sanction unfairness, or prevent the transaction from being declared void on other grounds such as waste, illegality or fraud.

    The Board of Directors believes that the Discretionary Stock Issuances, upon the terms and conditions of Discretionary Stock Issuances Resolutions, will be in the best interests of the Company and its Stockholders and recommends that the Stockholders approve the Discretionary Stock Issuances and the Discretionary Stock Issuances Resolutions. If the Discretionary Stock Issuances Resolutions are not approved by stockholders, the Board of Directors may resubmit them to stockholders for their approval in the future or the Board of Directors may proceed to authorize issuance of Common Stock in the manner contemplated by the Discretionary Stock Issuances Resolutions without stockholder approval if the Board of Directors determines that the exigencies of the Company require this course of action.

    The affirmative vote of the holders of a majority of the shares of Common Stock voting on this proposal is required for approval of the Discretionary Stock Issuances and the Discretionary Stock Issuances Resolutions. Broker non-votes and abstentions will not be counted in tabulations of the total votes cast on this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE DISCRETIONARY STOCK ISSUANCES AND THE DISCRETIONARY STOCK ISSUANCES RESOLUTIONS.

                                SECURITY OWNERSHIP OF
                       CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of the Record Date concerning the beneficial ownership of the Common Stock (i) by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock; (ii) by each director; (iii) by each executive officer named in the Summary Compensation Table under "Executive Compensation," below; and (iv) by all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

                                                 SHARES OF
                                            COMMON STOCK BENEFICIALLY OWNED (1)
                                            -----------------------------------

NAME AND ADDRESS OF BENEFICIAL OWNER         NUMBER                   PERCENT
- ------------------------------------         ------                   -------

Richard D. Corley                           2,202,500                5.5%
  1101 Main
  Peoria, Illinois 61606

Paul J. Montle                              1,724,560(2)             4.0%
  One Riverway, Suite 2550
  Houston, Texas 77056

Roger W. Cope                                 441,000(3)             1.0%
  One Riverway, Suite 2550
  Houston, Texas 77056

Kent E. Lovelace, Jr.                         917,500(4)             2.1%
  3300 West Beach Street
  Gulfport, Mississippi

C. Thomas Cutter                              171,212(5)              (6)
  54 Emerson Road
  Waltham, Massachusetts 02254-151

All directors and officers
as a group (six persons)                    3,254,272(7)             7.6%

(FOOTNOTES NEXT PAGE)

(1) Includes shares of Common Stock beneficially owned pursuant to options and warrants exercisable on the Record Date or within 60 days thereafter.

(2) Includes 839,516 shares of Common Stock held by Travis Partners, G.P. in which Mr. Montle has a 51.67% interest and the trust for the benefit of Mr. Montle's children which has a 15% interest, 95,044 shares of Common Stock directly owned; 40,000 shares of Common Stock beneficially owned pursuant to non-qualified stock options currently exercisable and 750,000 shares beneficially owned pursuant to warrants currently exercisable by a trust for the benefit of Mr. Montle's children. Mr. Montle has neither voting control nor investment power in respect of the general partnership interest held by the trust, and disclaims beneficial ownership of such interest.

(3) Includes 181,000 shares directly owned; 100,000 shares owned by Mr. Cope's wife; and 160,000 shares beneficially owned pursuant to stock options immediately exercisable.

(4) Includes 267,500 shares directly owned; 300,000 shares owned by Mr. Lovelace's wife 300,000 shares beneficially owned pursuant to warrants currently exercisable; and 50,000 shares beneficially owned pursuant to stock options immediately exercisable.

(5) Includes 5,000 shares directly owned; 116,212 shares owned by Mr. Cutter's wife; and 50,000 shares beneficially owned pursuant to stock options immediately exercisable.

(6) Less than 1%

(7) Includes 2,059,272 shares directly owned; 950,000 shares beneficially owned pursuant to warrants currently exercisable; and 360,000 shares beneficially owned pursuant to stock options immediately exercisable.

                                    OTHER MATTERS

    The Board of Directors does not know of any other business to be presented at the Special Meeting. If any other matter properly comes before the Special Meeting, however, it is intended that the persons named in the enclosed Proxy Card will vote said Proxy in accordance with the discretion and instructions of the Board of Directors.

                                  VOTING PROCEDURES

    The votes of holders of Common Stock present in person or represented by proxy at the meeting will be tabulated by an inspector of elections appointed by the Company. The inspector's duties include determining the number of shares represented at the meeting, counting all votes and ballots and certifying the determination of the number of shares represented and the outcome of the balloting.

    The Corporate Name Change and the Reverse Stock Split must be approved by a majority of the outstanding shares of Common Stock. The approval of the Discretionary Stock Issuances by a majority of the outstanding shares of Common Stock will also constitute valid stockholder approval of these issuances. Under Delaware law and the Company's Certificate of Incorporation, as amended, and by-laws, abstentions will have no effect on the outcome of the proposals described herein. In the event a broker that is a record holder of Common Stock does not return a signed proxy, the shares of represented by such proxy will not be considered present at the meeting, and therefore will not be counted towards a quorum. With respect to the Discretionary Stock Issuances, broker non-votes will not be considered shares entitled to vote, will be excluded entirely from the tabulation, and will not affect the outcome of the vote. With respect to the Corporate Name Change and the Reverse Stock Split, broker non-votes will have the effect of a negative vote. A broker non-vote occurs if a holder or other nominee does not have discretionary authority and has not received instructions with respect to a particular proposal.

    The Company has issued and outstanding 60 shares of its Series 1994-1 Convertible Preferred Stock (the "Series 1994-1 Preferred Stock"), all of which are owned by GFL Ultra Fund, Ltd. ("GFL"). The Series 1994-1 Preferred Stock was issued for a per share price of $10,000. The Series 1994-1 Preferred Stock entitles GFL to a 6% annual dividend ($600.00 per share) from funds legally available therefor. Each share of the Series 1994-1 Preferred Stock is convertible at any time until June 28, 1996 into a number of shares of Common Stock determined by dividing $10,000 by 78% of the closing bid of the Common Stock on the conversion date. Outstanding shares of the Series 1994-1 Preferred Stock are subject to a mandatory redemption on June 28, 1996 at a per share redemption price of $10,000. The Series 1994-1 Preferred Stock carries a liquidation preference of $10,000 per share.

    On February 14, 1996, GFL instituted in federal court in the state of Washington a lawsuit alleging that the Company wrongfully refused to convert certain shares of Series 1994-1 Preferred Stock into 1,183,431 shares of Common Stock. If GFL were issued these shares of Common Stock it would own approximately 2.7% of the outstanding shares of Common Stock. GFL is seeking specific performance of the Company's alleged obligation to convert such stock and a monetary recovery of an unspecified amount representing any losses suffered by it as a result of the alleged wrongful refusal to convert. The suit is in preliminary stages, and the Company filed motions to dismiss this lawsuit for lack of jurisdiction, improper venue and failure to state a claim upon which relief can be granted. After these motions were filed, GFL consented to move the venue of the lawsuit to Texas. The Company has denied all causes of actions, believes that it has meritorious affirmative defenses, and intends to vigorously defend the case. However, if GFL is successful in this lawsuit and subsequently disagrees with the approval of or failure to approve any proposal considered at the Special Meeting, GFL could conceivably challenge the approval or failure to approve any such proposal on the basis that it would have been entitled to vote at the Special Meeting but for the Company's alleged wrongful refusal to convert the Series 1994-1 Preferred Stock and that its votes would have resulted in a different outcome of the vote. The Company is not now in a position to determine the likely outcome of this lawsuit, the likelihood that the shares of Common Stock that GFL alleges to be entitled would affect the vote on any proposal considered at the Special Meeting, the likelihood that GFL would challenge the approval of or failure to approve any proposal considered at the Special Meeting, or the likelihood that GFL will be successful if it were mount such a challenge.

                         SUBMISSION OF STOCKHOLDER PROPOSALS
                               FOR 1996 ANNUAL MEETING

    Stockholders wishing to submit proposals for consideration by the Company's Board of Directors at the Company's 1996 Annual Meeting of Stockholders should submit them in writing to the attention of the Chairman of the Board of the Company not later than June 30, 1996 so that they may be considered by the Company for inclusion in its proxy statement and form of proxy for that meeting.

                                  By Order of the Board of Directors,



                                  Paul J. Montle
                                  Chairman of the Board

Houston, Texas
May 24, 1996

                                      EXHIBIT A

         BE IT RESOLVED, that the Article Fourth of the Certificate of Incorporation of the Company be and hereby is amended to add a last paragraph, which shall read as follows:

              "Upon the effectiveness of the filing with the Secretary of State of Delaware of Articles of Amendment to the Certificate of Incorporation adding this paragraph to the Certificate of Incorporation, each twenty-five (25) shares of Common Stock issued and outstanding immediately prior to the filing of such Articles of Amendment as aforesaid shall be combined into one (1) share of validly issued, fully paid and non-assessable Common Stock. As soon as practicable after such date, the corporation shall request holders of the Common Stock to be combined in accordance with the preceding to surrender certificates representing their Common Stock to the corporation's authorized agent, and each such stockholder shall receive upon such surrender one or more stock certificates to evidence and represent the number of shares of Common Stock to which such stockholder is entitled after the combination of shares provided for herein; provided, however, that this corporation shall not issue fractional shares of Common Stock in connection with this combination, but, in lieu thereof, shall make a cash payment equal to the product of the closing sale price of the Common Stock on the last trading day prior to the effective date of the filing of this instrument, multiplied by the number of shares of Common Stock issued and outstanding immediately prior to the filing of this instrument that would otherwise comprise the fractional share of Common Stock."

                                      EXHIBIT B

         BE IT RESOLVED, that the stockholders of the Company hereby approve the issuance by the Company at any time and from time to time of such number of shares of the Company's Common Stock, $.01 par value per share ("Common Stock"), to such persons (including officers and directors of the Company) upon such terms, provisions and conditions and memorialized by such documentation, all as the Board of Directors of the Company shall in its sole discretion approve, for the purpose of satisfying any or all indebtedness of the Company to such persons; provided, however, that (a) the number of shares of Common Stock to be issued to such persons shall not have an aggregate market value at the time of issuance exceeding the amount being satisfied by such issuance if the Common Stock being issued is freely tradeable immediately after issuance, or an aggregate market value at the time of issuance twice the amount being satisfied by such issuance if the Common Stock being issued is not freely tradeable immediately after issuance, and (b) any issuance of Common Stock to a director of the Company shall be approved by a majority of directors other than the director to be issued the Common Stock; and further

         RESOLVED, that the preceding resolution shall remain in full force and effect for one year after the date of its adoption.